Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,

INCREASES QUARTERLY CASH DIVIDEND,

AFFIRMS 2011 AND 2012 OPERATING EPS TARGETS

COLUMBUS, Georgia – October 26, 2011 – Aflac Incorporated today reported its third quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate, revenues rose 11.0% to $6.0 billion in the third quarter of 2011, compared with $5.4 billion in the third quarter of 2010. Net earnings were $744 million, or $1.59 per diluted share, compared with $690 million, or $1.46 per share, a year ago.

Net earnings in the third quarter of 2011 included pretax realized investment losses of $83 million ($34 million after-tax, or $.07 per diluted share), compared with pretax gains of $9 million ($6 million after-tax, or $.01 per diluted share), a year ago. Several securities transactions, including the sale of the two remaining holdings of the company’s investments in Portuguese financial institutions, Banco Espirito Santo S.A. and Caixa Geral De Depositos S.A., a portion of its U.S. Treasury holdings, and various Japanese National Government bonds (JGBs) that were part of a swap program, produced a pretax gain of $307 million ($200 million after-tax, or $.43 per diluted share). In addition, the company impaired certain debt and perpetual securities including Dexia, BAWAG Capital Finance Jersey, and Hypo Vorarlberg Capital Finance, resulting in a pretax loss of $166 million ($108 million after-tax, or $.23 per diluted share). Realized investment losses also included a pretax loss of $224 million ($145 million after-tax, or $.31 per diluted share) associated with foreign exchange and passive derivative activities.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac’s derivative activities, which are primarily passive in nature, include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated, and securities with embedded derivatives. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the third quarter were $778 million, compared with $684 million in the third quarter of 2010. Operating earnings per diluted share rose 14.5% to $1.66 in the quarter, compared with $1.45 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.09 during the third quarter. Excluding the impact from the stronger yen, operating earnings per share increased 8.3%.

Results for the first nine months of 2011 also benefited from the stronger yen. Total revenues were up 4.9% to $16.2 billion, compared with $15.4 billion in the first nine months of 2010. Net earnings were $1.4 billion, or $3.02 per diluted share, compared with $1.9 billion, or $4.03 per share, for the first nine months of 2010. Operating earnings for the first nine months of 2011 were $2.3 billion, or $4.86 per diluted share, compared with $2.0 billion, or $4.21 per diluted share, in

2010. Excluding the benefit of $.31 per share from the stronger yen, operating earnings per diluted share rose 8.1% for the first nine months of 2011.

Reflecting the benefit from a stronger yen/dollar exchange rate, total investments and cash at the end of September 2011 were $100.8 billion, compared with $93.0 billion at June 30, 2011.

In the third quarter, Aflac repurchased 1.0 million shares of its common stock, bringing the total number of shares repurchased for the year to 5.1 million. At the end of September, the company had 25.3 million shares available for purchase under its share repurchase authorization.

Shareholders’ equity was $12.7 billion at September 30, 2011, compared with $12.0 billion at June 30, 2011. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $708 million, compared with a net unrealized gain of $758 million at the end of June 2011. Shareholders’ equity per share was $27.25 at September 30, 2011, compared with $25.65 per share at June 30, 2011. The annualized return on average shareholders’ equity in the third quarter was 24.1%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 26.8% for the third quarter.

On January 1, 2012, the company will adopt Accounting Standards Update 2010-26 (previously referred to as EITF 09-G), an accounting standard that amends accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC). These amended accounting rules are intended to address the diversity in practice regarding which costs qualify as deferred acquisition costs. Based on the December 31, 2010 exchange rate, the retrospective adoption of this accounting standard will result in an estimated after-tax cumulative charge to the company’s retained earnings of $500 million to $700 million, or 4.5% to 6.3% of shareholder’s equity as of December 31, 2010. The company currently estimates the adoption of this accounting standard will result in an immaterial decrease in net income in 2011 and 2012 and for all preceding years impacted by the retrospective adoption. This accounting standard is not applicable to the company’s statutory reporting, nor will it impact the company’s risk-based capital or holding company liquidity position.

AFLAC JAPAN

Aflac Japan’s total revenues in yen were up 4.8% in the third quarter of 2011. Premium income in yen rose 5.4%, and net investment income increased .9%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 34% of Aflac Japan’s third quarter investment income was dollar-denominated. The pretax operating profit margin remained relatively unchanged from the third quarter of 2010 at 21.7%, and pretax operating earnings in yen increased 7.5%. For the first nine months of the year, premium income in yen increased 5.1%, and net investment income declined 1.6%. Total revenues in yen were up 4.1%, and pretax operating earnings grew 6.5%.

The average yen/dollar exchange rate in the third quarter of 2011 was 77.78, or 10.2% stronger than the average rate of 85.74 in the third quarter of 2010. For the first nine months, the average exchange rate was 80.48, or 11.0% stronger than the rate of 89.33 a year ago. Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 16.3% to $4.0 billion in the third quarter. Net investment income was up 11.3% to $695 million. Total revenues increased 15.5% to $4.7 billion. Pretax operating earnings rose 18.5% to $1.0 billion. For the first nine months, premium income was $11.5 billion, or 16.7% higher than a year ago. Net investment income rose 9.4% to $2.0 billion. Total revenues were up 15.5% to $13.5 billion. Pretax operating earnings were $2.9 billion, or 18.2% higher than a year ago.

Aflac Japan again produced better-than-expected sales results. New annualized premium sales rose 22.2% to 42.3 billion yen in the third quarter of 2011. In dollar terms, new annualized premium sales were $544 million. Bank channel sales were again very strong, generating 14.5 billion yen in sales in the third quarter, which is an increase of 146.6% over the third quarter of 2010. Sales of WAYS, the unique hybrid whole-life product, increased 362.8% over the third quarter of 2010. As expected, the intense focus on WAYS, which is particularly popular through the bank channel, impacted child endowment sales, which were down 8.0% for the quarter. Following the March 2011 introduction of the new base cancer policy DAYS, cancer sales increased 8.5% over the third quarter of 2010.

For the first nine months of the year, new annualized premium sales were up 13.9% to 112.5 billion yen, or $1.4 billion.

AFLAC U.S.

Aflac U.S. total revenues rose 4.0% to $1.3 billion in the third quarter. Premium income increased 3.7% to $1.2 billion, and net investment income was up 7.1% to $147 million. Pretax operating earnings were $220 million, a decrease of 3.8%. For the first nine months, total revenues were up 3.7% to $4.0 billion and premium income rose 3.2% to $3.5 billion. Net investment income increased 8.5% to $439 million. Pretax operating earnings were $719 million, or 2.7% higher than a year ago.

Aflac U.S. sales performed well for the third consecutive quarter as targeted product and field force recruiting initiatives continued to take hold. In the third quarter, new sales increased 5.0% to $340 million. Field force recruiting benefited from targeted national advertising campaigns, generating a 10.4% increase in recruits for the third quarter and 11.4% for the nine months. For the nine months, total new sales increased 5.7% to $1.0 billion.

DIVIDEND

The board of directors declared the fourth quarter cash dividend. The fourth quarter dividend of $.33 per share is payable on December 1, 2011, to shareholders of record at the close of business on November 16, 2011. This represents a 10.0% increase in the quarterly cash dividend effective with the fourth quarter payment.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the third quarter of 2011. Aflac Japan sales greatly exceeded our expectations, largely because of our ability to develop relevant products such as WAYS that appeal to banks and Japanese consumers alike. We are proud of Aflac Japan’s remarkable results, especially following two years of exceptional sales growth and the challenges in 2011 resulting from the most devastating natural disaster in Japan’s history. Our outstanding sales results in 2011 will create difficult comparisons in 2012.

“We were also pleased that Aflac U.S. continued to generate strong sales results, despite the continued weakness in the U.S. economy. Strategic coordination between our sales and marketing areas, which are more closely aligned than ever, continues to benefit our sales results. On the product side, sales have benefited significantly from the addition of group products to our Aflac U.S. product portfolio and strategic, coordinated sales and marketing efforts. On the distribution side, Aflac U.S. has continued to generate significant recruiting gains, which we believe benefited from targeted advertising activities that promote the Aflac sales opportunity. As a result of our positive performance in both Japan and the U.S., we posted strong consolidated financial results.

“As we have communicated over the past several years, maintaining a strong risk-based capital, or RBC ratio, remains a top priority for us. Although we have not yet completed our statutory financial statements for the third quarter, we estimate our RBC ratio will be within the range of 500% and 540% at the end of September. Our strong capital position has enabled us to increase our cash dividend for the 29th consecutive year. I am very pleased with the action by the board of directors to increase the quarterly dividend by 10.0%, effective with the fourth quarter of 2011. Our objective is to grow the dividend at a rate that’s in line with or somewhat better than earnings-per-share growth.

“With three quarters of the year complete, we continue to believe we are positioned for another year of solid financial performance. Throughout the year, both Aflac Japan and Aflac U.S. have continued to do a very good job managing our operations, including expense control. As we have stated previously, our expectation was to increase spending in the last half of the year, particularly on marketing and IT initiatives in the fourth quarter. Despite our expectation for higher spending in the fourth quarter, I am confident we will achieve our 2011 objective of growing operating earnings per diluted share at 8%, excluding the impact of the yen. If the yen averages 75 to 80 to the dollar for the last three months of the year, we would expect reported operating earnings for the fourth quarter to be in the range of $1.45 to $1.52 per diluted share. Under that exchange rate assumption, we would expect full year operating earnings of $6.30 to $6.37 per diluted share.

“Looking ahead, I want to reiterate our expectation that 2012 operating earnings per diluted share will increase 2% to 5% on a currency neutral basis. Furthermore, once the effects of our proactive investment derisking program and low interest rates have been integrated into our financial results, we believe the rate of earnings growth in future years should improve.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For five consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies and by Forbes magazine as one of America’s Best-Managed Companies in the Insurance category. In 2011, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the thirteenth consecutive year. Also, Fortune magazine included Aflac on its list of Most Admired Companies for the tenth time in 2011. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or aflacenespanol.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the third quarter of 2011 can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac’s investment holdings in the financial sector along with separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, October 27, 2011.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2011	2010	% Change

Total revenues	$5,987	$5,394	11.0%

Benefits and claims	3,517	3,102	13.4

Total acquisition and operating expenses	1,365	1,237	10.3

Earnings before income taxes	1,105	1,055	4.8

Income taxes	361	365

Net earnings	$744	$690	7.9%

Net earnings per share – basic	$1.60	$1.47	8.8%

Net earnings per share – diluted	1.59	1.46	8.9

Shares used to compute earnings per share (000):
Basic	465,910	469,868	(.8)%
Diluted	467,793	473,569	(1.2)

Dividends paid per share	$.30	$.28	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2011	2010	% Change

Total revenues	$16,192	$15,438	4.9%

Benefits and claims	10,049	8,843	13.6

Total acquisition and operating expenses	3,985	3,677	8.4

Earnings before income taxes	2,158	2,918	(26.0)

Income taxes	740	1,011

Net earnings	$1,418	$1,907	(25.6)%

Net earnings per share – basic	$3.04	$4.07	(25.3)%

Net earnings per share – diluted	3.02	4.03	(25.1)

Shares used to compute earnings per share (000):
Basic	466,843	468,880	(.4)%
Diluted	469,919	472,859	(.6)

Dividends paid per share	$.90	$.84	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2011	2010	% Change

Assets:

Total investments and cash	$100,808	$85,585	17.8%

Deferred policy acquisition costs	10,575	9,418	12.3

Other assets	3,337	2,840	17.5

Total assets	$114,720	$97,843	17.2%

Liabilities and shareholders’ equity:

Policy liabilities	$92,992	$78,913	17.8%

Notes payable	3,301	3,008	9.7

Other liabilities	5,713	4,789	19.3

Shareholders’ equity	12,714	11,133	14.2

Total liabilities and shareholders’ equity	$114,720	$97,843	17.2%

Shares outstanding at end of period (000)	466,639	471,044	(.9)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2011	2010	% Change

Operating earnings	$778	$684	13.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	112	(3)
Impact of derivative and hedging activities	(146)	9

Net earnings	$744	$690	7.9%

Operating earnings per diluted share	$1.66	$1.45	14.5%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.24	(.01)
Impact of derivative and hedging activities	(.31)	.02

Net earnings per diluted share	$1.59	$1.46	8.9%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2011	2010	% Change

Operating earnings	$2,282	$1,990	14.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(682)	(37)
Impact of derivative and hedging activities	(182)	(46)

Net earnings	$1,418	$1,907	(25.6)%

Operating earnings per diluted share	$4.86	$4.21	15.4%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(1.45)	(.08)
Impact of derivative and hedging activities	(.39)	(.10)

Net earnings per diluted share	$3.02	$4.03	(25.1)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	13.1%	5.1%

Net investment income	10.1	4.6

Total benefits and expenses	12.5	4.7

Operating earnings	13.7	7.2

Operating earnings per diluted share	14.5	8.3

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	13.2%	4.7%

Net investment income	9.2	3.3

Total benefits and expenses	12.1	3.9

Operating earnings	14.7	7.4

Operating earnings per diluted share	15.4	8.1

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2011 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS	% Growth Over 2010	Yen Impact
75	$6.61	19.5%	$.64
80	6.34	14.6	.37
85	6.09	10.1	.12
87.69*	5.97	8.0	—
90	5.87	6.1	(.10)
95	5.68	2.7	(.29)

*	Actual 2010 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector or issuer; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and radiological disasters; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330, or

rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com